Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

HPS CORPORATE CAPITAL SOLUTIONS BDC

This Certificate of Trust has been duly executed and is being filed in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.). and sets forth the following:

FIRST: The name of the statutory trust formed hereby is HPS Corporate Capital Solutions BDC (the “Trust”).

SECOND: The Trust is or will become prior to or within 180 days following the first issuance of its beneficial interests, a registered investment company or a regulated business development company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

THIRD: The address of the registered office of the Trust in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

FOURTH: The name and address of the Trust’s registered agent for service of process in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

FIFTH: This Certificate of Trust shall be effective upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the 15th day of December 2023.

By:	/s/ Faith Rosenfeld
Name: Faith Rosenfeld
Title: Trustee